Exhibit 99.1

NEWS RELEASE

Contact: Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
For release: November 1, 2004
Dateline: Fergus Falls, Minnesota

Otter Tail Corporation Reports Third Quarter Earnings,
Board of Directors Declares Dividend

     Otter Tail Corporation (NASDAQ: OTTR) announced unaudited financial results for the three months ended September 30, 2004. The financial highlights for the third quarter ended September 30, 2004 compared with the third quarter ended September 30, 2003 are as follows:

•	Revenues were $222.3 million compared with $200.9 million.

•	Consolidated net income was $11.0 million compared with $12.0 million (which included $2.3 million of net earnings from the initial adoption of mark-to-market accounting on forward energy contracts).

•	Diluted earnings per share were 42 cents compared with 46 cents (which included 9 cents from the initial adoption of mark-to-market accounting on forward energy contracts).

•	On August 13, 2004 the corporation issued $76 million in bridge financing to complete the Idaho Pacific Holdings, Inc. acquisition. The corporation has filed a universal shelf registration with the Securities and Exchange Commission and intends to utilize it to refinance the bridge loan.

•	The corporation reaffirmed 2004 diluted earnings per share guidance of $1.45 to $1.60.

Other developments occurring since September 30, 2004:

•	On November 1, the Board of Directors declared a quarterly common stock dividend of 27.5 cents per share.

•	The corporation has eliminated the ratings triggers from its 6.63% senior unsecured notes and its $70 million line of credit.

•	The corporation has decided to exit its telecommunications business.

•	Otter Tail Power Company has announced a joint feasibility study with other regional utilities to investigate building a second generating unit at its Big Stone Plant site.

     Revenues for the nine months ended September 30, 2004 were $640.1 million compared with $553.1 million for the nine months ended September 30, 2003. For the nine months ended September 30, 2004 net income was $27.3 million compared with $30.3 million for the nine months ended September 30, 2003. Diluted earnings per share were $1.03 for the nine months ended September 30, 2004 compared with $1.15 for the nine months ended September 30, 2003.

     “Third quarter results met our internal expectations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “All our business segments except electric showed increases in net income in the third quarter of 2004 compared with the third quarter results of 2003.”

     Erickson says improved economic conditions and productivity contributed to a $2.7 million increase in net income in the manufacturing segment between the quarters. Increased prices and profit margins on plastic pipe led to a $1.4 million increase in the plastics segment net income in the third quarter of 2004 over the third quarter of 2003. Health services net income increased slightly between the quarters. Acquisitions of Foley Company in the fourth quarter of 2003 and Idaho Pacific Holdings, Inc. in August 2004 helped improve third quarter net income from other business operations by $0.3 million in 2004 compared with the third quarter of 2003. Net income in the electric segment was down $5.4 million between the quarters primarily due to the one-time initial recognition of unrealized mark-to-market gains on forward energy contracts. In addition, there was significantly less contracted construction work performed in the third quarter of 2004.

     “We are reaffirming our 2004 diluted earnings per share guidance of $1.45 to $1.60 and anticipate solid performance across all our operating segments in the fourth quarter,” Erickson said.

Quarterly Performance Summary

Electric

Net income in the electric segment for the quarter ended September 30, 2004 was $6.6 million compared with $12.0 million for the quarter ended September 30, 2003. Electric retail revenues were $52.0 million for the quarter ended September 30, 2004 compared with $51.0 million for the quarter ended September 30, 2003. Wholesale electric sales from company-owned generation decreased to $6.3 million from $7.8 million for the same period last year on a 30% decrease in megawatt hour sales. Factors contributing to the decrease in wholesale sales were decreased demand related to a 77% decrease in cooling degree-days in the region between the quarters combined with decreased plant availability in July and August 2004 related to a turbine blade failure at the electric company’s Hoot Lake Plant. Net revenue from the resale of purchased power decreased to $0.6 million in the third quarter of 2004 from $6.8 million in the third quarter of 2003. The decrease between periods is due to $1.4 million of lower margins on settled contracts. In addition, the electric utility’s third quarter 2003 revenues included the initial recognition of $3.9 million in unrealized mark-to-market gains on forward energy contracts which also accounted for $2.3 million in net income and 9 cents in earnings per share. Other electric revenues decreased to $3.8 million in the third quarter of 2004 from $8.6 million in the third quarter of 2003 when the electric company completed most of its contracted construction work on a large wind energy project. Electric operating and maintenance expense declined $4.7 million between the periods due to significantly less contracted construction work and lower employee benefit expenses during the third quarter of 2004.

Plastics

Net income for the plastics segment was $1.2 million for the quarter ended September 30, 2004 compared with a net loss of $0.2 million for the quarter ended September 30, 2003. Plastics revenues increased $4.2 million despite a 10.7% decrease in the volume of PVC pipe sold as the price per pound of pipe sold increased 31.9%. The increase in revenue per pound of pipe sold was offset by an 18.9% increase in the average cost per pound of PVC pipe sold resulting in a $2.8 million increase in gross margins between the periods.

Manufacturing

The manufacturing segment’s improved performance in the third quarter is due to certain companies within this segment being able to offset increases in commodity prices with product pricing increases and increased productivity and capacity utilization. The manufacturing segment’s net income was $2.3 million for the quarter ended September 30, 2004 compared with a net loss of $0.4 million for the quarter ended September 30, 2003. Revenues were $57.8 million for the quarter ended September 30, 2004 compared with $49.8 million for the quarter ended September 30, 2003. The corporation’s wind tower manufacturer recorded net income of $0.4 million in the third quarter of 2004 against a net loss of $0.9 million in the third quarter of 2003 due to improved performance. Net income from the corporation’s metal parts stamping and fabrication company increased $0.7 million on $5.4 million in increased sales revenue. Net income from the corporation’s manufacturer of thermoformed plastics and horticultural products increased $0.6 million on $2.8 million in increased sales related to a 23.4% increase in the volume of units sold between the quarters.

Health Services

Net income in the health services segment was $0.9 million for both the quarters ended September 30, 2004 and 2003. Net income from the imaging business increased $0.5 million on a $2.5 million increase in revenues between the quarters, reflecting a $0.5 million increase in scan revenues and a $1.9 million increase in miscellaneous service revenues. Net income from the company that sells and services imaging equipment decreased $0.5 million between the quarters due to lower sales between the quarters.

Other Business Operations

The other business operations had revenues of $47.2 million for the quarter ended September 30, 2004 compared with $27.9 million for the quarter ended September 30, 2003. The other business operations had net income of $33,000 for the quarter ended September 30, 2004 compared with a net loss of $297,000 for the quarter ended September 30, 2003. These increases relate to the acquisitions of Foley Company in November 2003 and Idaho Pacific Holdings in August 2004, offset by net losses at the corporation’s other construction company. These net losses were caused by certain jobs with losses, lower volumes of work and lower margins on the work due to excess capacity in the construction marketplace.

2004 Outlook

Otter Tail Corporation reaffirms its 2004 diluted earnings per share guidance of $1.45 to $1.60.

Electric

Assuming normal weather patterns, the corporation expects the electric utility to have a stronger fourth quarter in 2004 than the fourth quarter of 2003. In a joint announcement on October 11, 2004, officials from Otter Tail Power Company, Central Minnesota Municipal Power Agency, Great River Energy, Heartland Consumers Power District, Hutchinson Utilities Commission, and Missouri River Energy Services reported that the companies are investigating the feasibility of another electric generating plant on the site of the existing Big Stone Plant near Milbank, South Dakota. The group is exploring the feasibility of building an approximately 600-megawatt coal-based generating unit designed with the best available emissions technology as prescribed by federal and state environmental regulations. The decision whether to proceed with construction of the plant is expected in 2005. If built, Big Stone II is projected to come online in 2011 and serve the utilities’ native customer loads. The electric utility would expect to be the plant operator of this facility and its plant ownership is not expected to exceed 25%.

Plastics

While sales volumes and margins typically decline in the fourth quarter due to normal slowdown in construction activities as the winter season approaches, the corporation expects the plastics segment will have a good performance in the fourth quarter due to continuing strong demand in the southwestern region of the country.

Manufacturing

As anticipated, results for this segment improved in the third quarter and there are objective signs of improved activity for the rest of the year. Increasing commodity prices, such as steel, are being offset through product pricing increases and increases in productivity and capacity utilization. The manufacturing businesses continue, however, to be affected by the uncertainty with regard to the pricing and availability of steel and other commodities.

Health Services

Revenues from the company that sells and services medical diagnostic and monitoring equipment are expected to be strong for the fourth quarter based on current backlog and produce financial results consistent with 2003. Management continues to address the cost structure of the diagnostic imaging operations with a continued emphasis on improving nonperforming assets. As the changes are being implemented, it is expected that diagnostic imaging operations will continue to show improved earnings in the fourth quarter.

Other Business Operations

The corporation expects other business operations to have stronger results for the fourth quarter of 2004 compared to 2003. The outlook for other business operations includes the following considerations:

•	Foley Company will continue to generate net earnings through 2004 with strong bidding activity and good backlog in place for the remainder of the year.

•	The corporation’s other construction company continues to face lower volumes of work and tight margins.

•	The acquisition of Idaho Pacific Holdings is expected to generate additional net earnings for the remainder of 2004.

•	The corporation’s transportation and telecommunications businesses are also expected to have improved performance over the fourth quarter of 2003.

Amendments to Loan Agreements

In October 2004, the corporation renegotiated terms on its $90 million, 6.63% senior notes and its $70 million line of credit to remove ratings triggers that would require repayment of the debt if the corporation’s senior unsecured debt is rated below Baa3 (Moody’s) or BBB- (Standards & Poor’s).

Exiting Telecommunications Business

As part of an ongoing evaluation of the prospects and growth opportunities of its business operations, the corporation has decided to exit its telecommunications business (Midwest Information Systems, Inc.) and focus on growing other parts of the corporation’s business operations. The corporation has engaged Robert W. Baird & Co. as its financial advisor to assist in the marketing process. This business is expected to generate $5.1 million in earnings before interest, taxes and depreciation for the year ending December 31, 2004 and has shareholder’s equity of $13.6 million.

Board Declares Quarterly Dividend

Otter Tail Corporation’s Board of Directors has declared a quarterly common stock dividend of 27.5 cents per share. This dividend is payable on December 10, 2004 to shareholders of record on November 15, 2004. The board also declared quarterly dividends on the corporation’s four series of preferred stock, payable on December 1, 2004 to shareholders of record on November 15, 2004.

About The Corporation

Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

Forward-looking statements

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to a number of factors including, but not limited to, the corporation’s ongoing involvement in diversification efforts, the timing and scope of deregulation and open competition, market valuations of forward energy contracts, growth of electric revenues, impact of the investment performance of the utility’s pension plan, changes in the economy, governmental and regulatory action, weather conditions, fuel and purchased power costs, environmental issues, resin prices, the availability of off-grade potatoes due to poor growing conditions, a loss of key growers and other factors discussed from time to time in reports the corporation files with the Securities and Exchange Commission.

Unaudited results for the three and nine months ended September 30, 2004 are in the attached financial statements:

Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three and nine months ended September 30, 2004 and 2003
In thousands, except share and per share amounts
Unaudited

	Quarter Ended September 30		Year to date - September 30,
	2004	2003	2004	2003
Operating revenues by segment:
Electric	$62,640	$74,128	$195,944	$201,298
Plastics	27,574	23,414	86,646	65,996
Manufacturing	57,760	49,793	160,656	133,350
Health services	27,741	25,908	80,014	73,138
Other business operations	47,215	27,883	118,706	79,869
Intersegment eliminations	(667)	(231)	(1,910)	(550)

Total operating revenues	222,263	200,895	640,056	553,101
Operating expenses:
Fuel and purchased power	22,527	19,978	69,142	62,965
Nonelectric cost of goods sold	123,297	101,320	346,849	269,698
Electric operating and maintenance expense	21,880	26,607	70,207	73,113
Nonelectric operating and maintenance expense	22,263	18,964	67,469	57,596
Depreciation and amortization	11,585	11,718	33,990	34,208

Total operating expenses	201,552	178,587	587,657	497,580
Operating income (loss) by segment:
Electric	12,219	20,944	38,630	45,760
Plastics	2,138	(205)	7,459	4,356
Manufacturing	4,478	(56)	8,574	6,188
Health services	1,813	1,874	2,769	3,451
Other business operations	63	(249)	(5,033)	(4,234)

Total operating income	20,711	22,308	52,399	55,521
Interest charges	4,640	4,526	13,439	13,338
Other income	125	9	944	1,277
Income taxes	5,170	5,830	12,587	13,203
Net income (loss) by segment:
Electric	6,600	11,962	21,313	26,535
Plastics	1,161	(197)	4,090	2,264
Manufacturing	2,296	(433)	4,076	2,658
Health services	936	926	1,210	1,577
Other business operations	33	(297)	(3,372)	(2,777)

Total net income	11,026	11,961	27,317	30,257
Preferred stock dividend	184	184	552	552

Balance for common:	$10,842	$11,777	$26,765	$29,705

Average common shares outstanding:
Basic	26,010,252	25,708,199	25,898,244	25,657,717
Diluted	26,121,911	25,868,975	26,019,550	25,810,697
Earnings per share:
Basic	$0.42	$0.46	$1.03	$1.16
Diluted	$0.42	$0.46	$1.03	$1.15

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(Unaudited)

	September 30,	December 31,
	2004	2003
Current assets
Cash and cash equivalents	$—	$7,305
Accounts receivable:
Trade—net	115,028	107,634
Other	4,356	7,830
Inventories	78,187	56,966
Deferred income taxes	2,928	3,532
Accrued utility revenues	10,586	14,866
Costs and estimated earnings in excess of billings	19,680	4,591
Other	10,229	10,385

Total current assets	240,994	213,109

Investments and other assets	45,452	35,987
Goodwill—net	95,952	72,556
Other intangibles—net	21,211	7,096
Deferred debits:
Unamortized debt expense and reacquisition premiums	7,516	8,081
Regulatory assets	14,228	14,669
Other	1,671	1,600

Total deferred debits	23,415	24,350

Plant
Electric plant in service	883,682	875,364
Nonelectric operations	233,679	193,858

Total	1,117,361	1,069,222
Less accumulated depreciation and amortization	454,413	453,791

Plant—net of accumulated depreciation and amortization	662,948	615,431
Construction work in progress	25,049	17,894

Net plant	687,997	633,325

Total	$1,115,021	$986,423

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(Unaudited)

	September 30,	December 31,
	2004	2003
Current liabilities
Short-term debt	$115,757	$30,000
Current maturities of long-term debt	8,723	9,718
Accounts payable	76,389	83,338
Accrued salaries and wages	16,374	14,677
Accrued federal and state income taxes	7,415	4,152
Other accrued taxes	9,241	10,491
Other accrued liabilities	10,365	10,003

Total current liabilities	244,264	162,379

Pensions benefit liability	18,451	16,919
Other postretirement benefits liability	25,001	23,230
Other noncurrent liabilities	11,931	11,102
Deferred credits
Deferred income taxes	120,625	101,596
Deferred investment tax credit	10,766	11,630
Regulatory liabilities	57,482	42,926
Other	1,781	2,061

Total deferred credits	190,654	158,213

Capitalization
Long-term debt, net of current maturities	261,271	265,193
Class B stock options of subsidiary	1,832	—
Cumulative preferred shares	15,500	15,500
Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—
Common shares, par value $5 per share	130,278	128,619
Premium on common shares	31,226	26,515
Unearned compensation	(2,902)	(3,313)
Retained earnings	191,902	186,495
Accumulated other comprehensive loss	(4,387)	(4,429)

Total common equity	346,117	333,887
Total capitalization	624,720	614,580

Total	$1,115,021	$986,423